As filed with the Securities and Exchange Commission on October 4, 2013

Registration No. 333-153628

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
(Exact name of registrant as specified in charter)

Bermuda (State or other jurisdiction of incorporation)	Not applicable (IRS Employer Identification No.)

The Boyle Building, 2nd Floor 31 Queen Street Hamilton, Bermuda HM 11
(Address of principal executive offices, including zip code)

2008 Employee Stock Purchase
(Full title of the Plan)

Timothy C. Faries
Appleby
Canon’s Court
22 Victoria Street
Hamilton HM EX, Bermuda
(441) 298-3216
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act
(Check one):
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement Form S-8 (File No. 333-153628) (the “Registration Statement”), dated as of September 23, 2008, pertaining to the registration of 1,000,000 common shares of American Safety Insurance Holdings, Ltd. (“ASI”), par value $0.01 per share.

On October 3, 2013, pursuant to the terms of an agreement and plan of merger, dated as of June 2, 2013, by and among ASI, Fairfax Financial Holdings Limited (“Fairfax”) and Fairfax Bermuda Holdings Ltd. (“Merger Sub”), a wholly owned subsidiary of Fairfax, Merger Sub merged with and into ASI (the “Merger”) and all common shares of ASI were canceled and converted into the right to receive $30.25 per share in cash.

As a result of the Merger, ASI has terminated the offering of common stock pursuant to the Registration Statement.  In accordance with undertakings made by ASI in the Registration Statement to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offering, ASI hereby removes from registration all of the common shares covered by this Registration Statement, which were not issued by ASI pursuant to the Registration Statement and related prospectus. The common shares were originally registered in connection with the 2008 Employee Stock Purchase Plan of ASI.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 3, 2013

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

By:	/s/ Nicholas C. Bentley
Name:	Nicholas C. Bentley
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated.

Principal Executive Officer:

By:	/s/ Nicholas C. Bentley
Name:	Nicholas C. Bentley
Title:	President
Date:	October 3, 2013

Principal Financial and Accounting Officer:

By:	/s/ John Bator
Name:	John Bator
Title:	Vice President
Date:	October 3, 2013

Directors:

By:	/s/ John Bator
Name:	John Bator
Date:	October 3, 2013

By:	/s/ Charles Collis
Name:	Charles Collis
Date:	October 3, 2013

By:	/s/ Ronald Schokking
Name:	Ronald Schokking
Date:	October 3, 2013

Authorized Representative in the United States:

By:	/s/ Nicholas C. Bentley
Name:	Nicholas C. Bentley
Title:	President
Date:	October 3, 2013